                               [PAPA JOHNS LOGO]


Contact:  D. Ross Davison
          Chief Financial Officer and Treasurer
          (205) 981-2823


          PJ AMERICA ANNOUNCES 1st QUARTER 2000 SALES RESULTS



Birmingham, Alabama, April 3, 2000

     PJ America, Inc. (NASDAQ: PJAM), the largest franchisee of Papa John's International, Inc. announced today that revenues for the first quarter ended March 26, 2000 were $25.8 million. These results represent an increase of 18.2% over revenues of $21.9 million for the first quarter in 1999. Comparable restaurant sales for the quarter increased .2%. The company opened 7 restaurants to end the first quarter with 159 restaurants in nine states and Puerto Rico.

     The company also announced that it has hired Chris Campagna as its Director of Marketing. This new position will focus on coordinating the company's marketing strategies as well as heading the company's local store marketing efforts. In addition, the company announced that it has hired Rob Compton as its new VP of Training. The focus of this new training position will be to coordinate and lead the management training program for the company.

     The Company's President and C.E.O., Doug Stephens, said, "Our sales during the quarter were less than management's expectations, and we are concentrating on regaining our sales momentum. However, we do expect to report first quarter earnings at the low end of the range we previously announced. We have just begun our Anniversary Promotion and expect to see increases in both sales and transactions. This will also be an excellent opportunity for our new markets in California, Oregon and Puerto Rico to increase trial and brand awareness. We are also excited about adding Chris and Rob to our management team. Their addition to our team will enable us to focus more on local store marketing and to insure that we are developing our restaurant management team as we continue to grow."

     This information contains forward-looking statements within the meaning of
Section 27A of The Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include: additional unforeseen costs, expenses which may be incurred with respect to the change of the Papa John's slogan as a result of Papa John's International, Inc.'s litigation with Pizza Hut, Inc.; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, employee benefits and similar costs; economic and political conditions in the territories in which the Company operates; and new product and concept development by food industry competitors. Further information regarding factors that could affect the Company's financial and other results is included in the Company's forms 10-Q and 10-K, filed with the Securities and Exchange Commission.